Financial Statements

(A Development Stage Company)
December 31, 2007, 2006 and 2005

Index

Report of Independent Auditors
Balance Sheets
Statements of Operations, Comprehensive Income and Deficit
Statements of Cash Flows
Statements of Shareholders’ Equity
Notes to Financial Statements

Ernst & Young LLP Chartered Accountants Pacific Centre P.O. Box 10101 700 West Georgia Street Vancouver, Canada V7Y 1C7	Phone: (604) 891-820 Fax: (604) 643-5422

Independent Auditors' Report on Financial Statements

To the Shareholders of Canadian Zinc Corporation

We have audited the balance sheets of Canadian Zinc Corporation (the “Company”) as at December 31, 2007 and 2006 and the statements of operations, comprehensive income and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with Canadian generally accepted accounting principles.

As described in Note 14, the financial statements have been restated.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 25, 2008 expressed an unqualified opinion thereon.

Chartered Accountants
March 25, 2008
Vancouver, Canada

Ernst & Young LLP Chartered Accountants Pacific Centre P.O. Box 10101 700 West Georgia Street Vancouver, Canada V7Y 1C7	Phone: (604) 891-8200 Fax:(604) 643-5422

Independent Auditors' Report on Internal Controls under Standards of the Public Company Accounting Oversight Board (United States)

To the Shareholders of Canadian Zinc Corporation

We have audited Canadian Zinc Corporation’s (the “Company”) internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”).  The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007 based on the COSO criteria.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the balance sheets as at December 31, 2007 and 2006 and the statements of operations, comprehensive income and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 of the Company and our report dated March 25, 2008 expressed an unqualified opinion thereon.

Chartered Accountants
March 25, 2008
Vancouver, Canada

CANADIAN ZINC CORPORATION
(a development stage company)
Balance Sheets
(Prepared in accordance with Canadian generally accepted accounting principles)

	December 31,	December 31,
(in thousands of Canadian dollars)	2007	2006

ASSETS

Current
Cash and cash equivalents	$6,919	$13,608
Short-term investments (Note 4)	21,495	15,479
Marketable securities (Note 5)	100	250
Other receivables and prepaid expenses	172	270

Total Current Assets	28,686	29,607

Resource interests (Note 6)	37,797	26,700
Plant and equipment (Note 7)	448	455

Total Assets	$66,931	$56,762

LIABILITIES

Current
Accounts payable	$813	$451
Accrued liabilities	441	13

Total Current Liabilities	1,254	464

Asset retirement obligation (Note 8)	1,228	1,380
Future income tax (Note 12)	3,621	1,134

Total Liabilities	6,103	2,978
Commitments (Notes 6 and 15)

SHAREHOLDERS' EQUITY

Share capital (Note 9)	66,593	59,994

Contributed surplus (Note 10)	7,844	6,479
Accumulated other comprehensive income	-	-
Deficit	(13,609)	(12,689)

Total Shareholders’ Equity	60,828	53,784

Total Liabilities and Shareholders’ Equity	$66,931	$56,762
Subsequent events (Note 16)

Approved by the Board of Directors:

“John F. Kearney”	“Robert Gayton”
Director	Director

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Operations, Comprehensive Income and Deficit
(Prepared in accordance with Canadian generally accepted accounting principles)

	Year ended December 31,
(in thousands of Canadian dollars except share and per share amounts)	2007	2006	2005
Income Interest Income	$1,234	$948	$329
Expenses
Amortization of furniture and equipment	13	4	3
Write-off of mining equipment	-	27	-
Listing and regulatory fees	59	40	58
Management and directors fees	347	318	203
Office and general	463	491	274
Professional fees	396	256	215
Project evaluation	39	31	73
Shareholder and investor communications	420	244	156
Stock based compensation	267	1,023	1,314
Write down on marketable securities (Note 5)	150	-	-
	2,154	2,434	2,296
Net loss for the year	(920)	(1,486)	(1,967)

Other comprehensive income/(loss)	-	-	-

Comprehensive loss	$(920)	$(1,486)	$(1,967)

Deficit, beginning of year	$(12,689)	$(11,203)	$(9,236)

Net loss	(920)	(1,486)	(1,967)

Deficit, end of year	$(13,609)	$(12,689)	$(11,203)

Loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.03)
Weighted average number of common shares outstanding – basic and diluted	113,429,078	94,734,979	71,378,444

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Cash Flows
(Prepared in accordance with Canadian generally accepted accounting principles)

	Year ended December 31,
(in thousands of Canadian dollars)	2007	2006	2005

Operating Activities
Net loss for the year	$(920)	$(1,486)	$(1,967)
Reclamation expenditures (Note 8)	(246)	-	-
Adjustment for items not involving cash:
- Amortization of furniture and equipment	13	4	3
- write-off of mining equipment	-	27	-
- write down on marketable securities	150	-	-
- Stock based compensation	267	1,023	1,314
Change in non-cash working capital items:
- other receivables and prepaid expenses	98	(246)	1
- accounts payable and accrued liabilities	69	416	(127)
	(569)	(262)	(776)

Financing Activities
Capital stock issued and subscribed, net of issuance costs	10,184	22,037	5,406

Investing Activities
Purchase of equipment,	(149)	(426)	(18)
Resource interest and plant and equipment obligations	721	-	-
Short-term investments	(6,016)	(15,479)	-
Marketable securities	-	(250)	-
Reclamation security deposits	(30)	(205)	(30)
Deferred exploration and development costs, excluding amortization and accretion	(10,830)	(7,871)	(1,426)

	(16,304)	(24,231)	(1,474)

(Decrease) increase in cash and cash equivalents	(6,689)	(2,456)	3,156

Cash and cash equivalents, beginning of year	13,608	16,064	12,908

Cash and cash equivalents, end of year	$6,919	$13,608	$16,064

Supplemental Information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Shareholders’ Equity
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars except for share amounts)	Common shares		Contributed
Shares	Amount		Surplus	Deficit	Total
Balance, December 31, 2004	69,394,942	$37,790	$36	$(9,236)	$28,590
Exercise of warrants at $0.60 per share	388,813	233	-	-	233
Issue of flow-through shares at $0.55 per share	9,090,909	5,000	-	-	5,000
Issuance costs	-	(445)	-	-	(445)
Broker warrants issued at $0.60 per share	-	(109)	109	-	-
Issue of flow-through shares at $0.75 & $0.85 per share	872,548	675	-	-	675
Issuance costs		(57)	-	-	(57)
Broker warrants issued at $0.85 per share	-	(20)	20	-	-
Stock-based compensation	-	-	1,314	-	1,314
Net loss for the year	-	-	-	(1,967)	(1,967)

Balance, December 31, 2005	79,747,212	$43,067	$1,479	$(11,203)	$33,343
Issue of shares at $0.72 per share	13,333,333	9,600	-	-	9,600
Issuance costs	-	(498)	-	-	(498)
Share purchase warrants	-	(2,264)	2,264	-	-
Broker warrants issued at $0.72 per share	-	(773)	773	-	-
Broker warrants issued at $1.00 per share	-	(320)	320	-	-
Exercise of warrants between $0.55 - $0.85 per share	1,307,590	1,215	(394)	-	821
Exercise of options at $0.60 per share	690,000	670	(255)	-	415
Issue of flow-through shares at $1.15 per share	6,956,522	8,000	-	-	8,000
Issuance costs	-	(671)	-	-	(671)
Issue of shares at $0.90 per unit	5,555,555	5,000	-	-	5,000
Share purchase warrants	-	(845)	845	-	-
Broker warrants issued at $0.93 per share	-	(167)	167	-	-
Broker warrants issued at $1.15 per share	-	(257)	257	-	-
Future income tax effect of flow-through shares	-	(1,763)	-	-	(1,763)
Stock-based compensation	-	-	1,023	-	1,023
Net loss for the year	-	-	-	(1,486)	(1,486)
Balance, December 31, 2006	107,590,212	$59,994	$6,479	$(12,689)	$53,784
Exercise of options at $0.23 per share	450,000	131	(27)	-	104
Future income tax effect of flow through shares	-	(2,487)	-	-	(2,487)
Exercise of options at $0.89 per share	100,000	153	(64)	-	89
Exercise of warrants between $0.72 - $0.93 per share	302,738	394	(174)	-	220
Issue of shares at $0.85 per unit	11,765,000	9,766	-	-	9,766
Share purchase warrants	-	(1,366)	1,366	-	-
Exercise of warrants at $0.72 per share	6,012	8	(3)	-	5
Stock-based compensation	-	-	267	-	267
Net loss for the year	-	-	-	(920)	(920)
Balance, December 31, 2007	120,213,962	$66,593	$7,844	$(13,609)	$60,828
388,813
37,790
37,790
69,394,942

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

1.	Nature of Operations

The Company is engaged in the exploration and development of its Prairie Creek property and related activities.  The Company is considered to be in the exploration and development stage given that its Prairie Creek property is not yet in production and, to date, has not earned any significant revenues.  The recoverability of amounts shown for resource interests is dependent on the existence of economically recoverable reserves, obtaining the necessary permits to operate a mine, obtaining the financing to complete development and future profitable production (see Note 6).

2.	Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). These accounting principles conform in all material respects to the accounting principles generally accepted in the United States of America (“U.S. GAAP”), except as disclosed in Note 14.

(a)	Measurement Uncertainty

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Significant accounts that require estimates as the basis for determining the stated amounts include resource interests, plant and equipment, asset retirement obligation and future income taxes.

Depreciation and depletion of resource interests and plant and equipment assets are dependent upon estimates of useful lives and reserves estimates, both of which are determined with the exercise of judgment. The assessment of any impairment of resource interests and plant and equipment is dependent upon estimates of fair value that take into account factors such as reserves, economic and market conditions and the useful lives of assets. Asset retirement obligations are recognized in the period in which they arise and are stated at the fair value of estimated future costs. These estimates require extensive judgment about the nature, cost and timing of the work to be completed, and may change with future changes to costs, environmental laws and regulations and remediation practices.

(b)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

(c)	Short-term investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Contracts (“GIC’s”) are investments with maturities of more than three months and less than one year when purchased.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.           Significant Accounting Policies (continued)

(d)	Marketable Securities

Marketable securities are valued at the lesser of cost and quoted market value.  As at December 31, 2007 and 2006, marketable securities consisted of equity securities listed on the Canadian Trading and Quotation System Inc. (“CNQ”).

(e)	Plant and Equipment

Plant and equipment is recorded at cost, net of accumulated amortization.  Amortization is provided on a declining-balance basis at the following annual rates:

Mining equipment and pilot plant	30%
Office furniture and equipment	20%
Computer equipment	30%

Amortization is provided at half the annual rate in the year of acquisition.

Leasehold improvements are recorded at cost, net of accumulated amortization. Amortization on leasehold improvements is provided on a straight-line basis over the life of the lease.

(f)	Resource Interests

The Company follows the policy of capitalizing all acquisition (including plant and equipment acquired with the property), exploration and development costs relating to the resource interests. The amounts shown for resource interests represent costs incurred to date, less recoveries, and do not necessarily reflect present or future values. These costs will be amortized against revenue from future production or written off if the interest is abandoned or sold.

Depletion of costs capitalized on projects put into commercial production will be recorded using the unit-of-production method based upon estimated proven and probable reserves.

The carrying values of resource interests, on a property-by-property basis, are reviewed by management at least annually to determine if they have become impaired. If impairment is determined to exist, the resource interest will be written down to its net recoverable value.

Ownership in resource interests involves certain inherent risks, including geological, metal prices, operating costs, and permitting risks.  Many of these risks are outside the Company’s control.

The ultimate recoverability of the amounts capitalized for the resource interests is dependent upon the delineation of economically recoverable ore reserves, obtaining the necessary financing to complete their development, obtaining the necessary permits to operate a mine, and realizing profitable production or proceeds from the disposition thereof. Management estimates of recoverability of the Company’s investment in Prairie Creek have been based on current conditions.  However, it is reasonably possible that changes could occur which could adversely affect management’s estimates and may result in future write downs of capitalized property carrying values.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.           Significant Accounting Policies (continued)

(g)	Property Option Agreements

Property Option payments are recorded as resource property costs or recoveries when the payments are made or received, respectively.

(h)	Asset Retirement Obligations

Future obligations to retire an asset, including dismantling, remediation and ongoing treatment and monitoring of the site, are recognized and recorded as a liability at fair value as at the time in which they are incurred or the event occurs giving rise to such an obligation. The liability is increased (accreted) over time through periodic charges to earnings. The corresponding asset retirement cost is capitalized as part of the asset’s carrying value, and is amortized over the asset’s estimated useful life.  The amount of the liability will be subject to re-measurement at each reporting period.

The Company, where possible, has estimated asset retirement obligations based on current best practice.  These estimates, made by Management, are subject to change as a result of changes in regulations, the extent of environmental remediation required, the means of reclamation, or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

(i)	Asset Impairment

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate the related carrying amounts may not be recoverable. Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis are less than the carrying amount of the assets, including resource interests and plant and equipment. An impairment loss is measured and recorded based on discounted estimated future cash flows or the application of an expected present value technique to estimate fair value in the absence of a market price.

(j)	Earnings (Loss) Per Common Share

Basic earnings (loss) per share calculations are based on the net income (loss) attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the year.

Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method. This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period.

As the Company incurred net losses in fiscal 2007, 2006 and 2005, the stock options and share purchase warrants as disclosed in Note 10 were not included in the computation of loss per share as such inclusion would be anti-dilutive.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.           Significant Accounting Policies (continued)

(k)	Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the period. Future income tax assets and liabilities are recognized in the period for temporary differences between the tax and accounting bases of assets and liabilities as well as for the potential benefit of income tax losses and other deductions carried forward to future years.

Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on future income tax assets and liabilities is recognized in operations in the period that includes the substantive enactment date. The value of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

(l)	Stock-based Compensation

The Company follows the fair value method of accounting for the stock options awards granted to employees and directors, as recommended by the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”.  The fair value of stock options is determined by the widely used Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility of the expected market price of the Company’s common shares and an expected life of the options. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock.  Stock based compensation is amortized to earnings over the vesting period of the related option.

Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company’s stock options.

(m)	Flow-through shares

Canadian tax legislation permits a company to issue flow-through shares whereby the deduction for income tax purposes for qualified resource expenditures can be renounced and claimed by the investors.

The Company follows the guidance in CICA Emerging Issues Committee Abstract 146, “Flow-Through Shares” (“EIC 146”) in respect of flow-through shares.  Under EIC 146, a future income tax liability must be recognized, and shareholders’ equity reduced, on the date that the Company renounces the tax credits associated with flow-through expenditures, provided that there is reasonable assurance that the expenditures will be made.

(n)	Revenue Recognition

Interest income on cash and cash equivalents and short-term investments is recognized as it is earned.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.           Accounting Changes

On January 1, 2007, the Company adopted the recommendations included in the following Sections of the CICA Handbook: Section 1530, “Comprehensive Income,” Section 3251, “Equity,” Section 3855, “Financial Instruments – Recognition and Measurement,” Section 3861, “Financial Instruments – Disclosure and Presentation” and Section 3865, “Hedges.” These new accounting standards provide the requirements for the recognition, measurement, disclosure and presentation of financial instruments, the use of hedge accounting and also establish standards for reporting and presenting comprehensive income. The standards were adopted retroactively without restating prior periods. The Company also adopted, effective January 1, 2007, Section 1506, “Accounting Changes.”

(a)	Section 1530, “Comprehensive Income” and Section 3251, “Equity”

Section 1530, “Comprehensive Income” requires the presentation of comprehensive income and its components in a new financial statement. Comprehensive income is the change in the net assets of a company arising from transactions, events and circumstances not related to shareholders. Section 3251, “Equity,” establishes standards for the presentation of equity and changes in equity during the reporting period.

The Company had no other comprehensive income or loss transactions for the year ended December 31, 2007 and no opening balance of accumulated other comprehensive income or loss as at January 1, 2007.

(b)	Section 3855, “Financial Instruments – Recognition and Measurement”

Section 3855 establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. All financial instruments are required to be measured at fair value on initial recognition, except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as loans and receivables, held for trading, held-to-maturity, available-for-sale or other liabilities. The classification depends on the purpose for which the financial instruments were acquired, their characteristics and/or management’s intent. Management determines the classification of financial assets and financial liabilities at initial recognition and, except in very limited circumstances, the classification is not changed subsequent to such initial recognition.

Loans and receivables

Loans and receivables are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost, using the effective interest method. The classification of the Company’s other receivables as loans and receivables did not have any impact on the financial statements.

Held for trading

Financial assets and liabilities that are purchased and incurred with the intention of generating income in the near term are classified as held for trading. Financial instruments included in this category are initially recognized at fair value and transaction costs are taken directly to net income along with gains and losses arising from changes in fair value. The Section also permits a company to designate any financial instrument irrevocably on initial recognition as held for trading.

Short term investments and cash equivalents totaling approximately $29.1 million were classified as held for trading on January 1, 2007. The classification did not have a material impact on the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.           Accounting Changes (continued)

(b)	Section 3855, “Financial Instruments – Recognition and Measurement” (continued)

On January 1, 2007, the Company also designated its marketable securities (see Note 5) as held for trading in the amount of $250,000. The classification did not have a material impact on the financial statements at that time.

Held-to-maturity

Held-to-maturity investments are financial assets with fixed or determinable payments that the Company has the intention and ability to hold to maturity. These are initially recognized at fair value including direct and incremental transaction costs and are subsequently valued at amortized cost using the effective interest rate method. The Company did not classify any financial assets as held-to-maturity on January 1, 2007.

Available-for-sale

Available-for-sale assets are financial assets that are designated as available-for-sale and are not categorized into any other categories as described above. These assets are initially recognized at fair value including direct and incremental transaction costs and are subsequently held at fair value with gains and losses arising from changes in fair value included in other comprehensive income until ultimate sale when the cumulative gain or loss is transferred to net income. The Company had no financial assets designated as available-for-sale on January 1, 2007.

Other liabilities

If not classified as held for trading, financial liabilities are classified as other liabilities. After initial measurement at fair value, other liabilities are measured at amortized cost using the effective interest rate method. Gains or losses are recognized in net income in the period when the liability is derecognized. The classification of the Company’s accounts payable and accrued liabilities as other liabilities had no material impact on the financial statements.

(c)	Section 3861, “Financial Instruments – Disclosure and Presentation”

Section 3861 establishes standards for the disclosure and presentation of financial instruments as determined in accordance with Section 3855 above. The new disclosure requirements are extensive and include methods and significant assumptions used to determine fair value and disclosure by fair value source such as quoted market prices, valuation techniques with observable inputs and valuation techniques with certain inputs that are not observable.

(d)	Section 3865, “Hedges”

Section 3865 sets out standards that are applicable for a company that chooses to designate a hedging relationship for accounting purposes. This Section specifies how hedge accounting is applied and what disclosures are required if it is applied. The recommendations of this Section are optional and are only required if applying hedge accounting. The adoption of this Section has no impact to the Company’s financial statements as no hedge accounting has been applied.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.           Accounting Changes (continued)

(e)	Section 1506, “Accounting Changes”

Section 1506 establishes criteria for changing accounting policies together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors. Under the new standard, accounting changes should be applied retrospectively unless otherwise permitted or required by the transitional provisions of a primary source of GAAP or where impracticable to determine. In addition, voluntary changes in accounting policy are made only when the change results in more relevant and reliable information. The Company has not made any voluntary changes in accounting policies since the adoption of the revised standard.

(f)	New Canadian Accounting Standards

In February 2008, the CICA Accounting Standards Board (“AcSB”) confirmed that the use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for public companies in Canada (i.e., IFRS will replace Canadian GAAP for public companies). The official changeover date will apply for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of the implementation of IFRS.

The CICA has issued several new standards which may affect the financial disclosures and results of operations of the Company for interim and annual periods beginning January 1, 2008. The Company will adopt the requirements commencing in the interim period ended March 31, 2008.

Section 1535 – “Capital Disclosures”

This Section establishes standards for disclosing information about a company’s capital and how it is managed. Under this standard the Company will be required to disclose the following, based on the information provided internally to the Company’s key management personnel:

(i)	qualitative information about its objectives, policies and processes for managing capital;
(ii)	summary quantitative data about what it manages as capital;
(iii)	whether during the period it complied with any externally imposed capital requirements to which the Company is subject; and
(iv)	when the Company has not complied with such externally imposed capital requirements (if any), the consequences of such non-compliance.

The Company does not believe that Section 1535 will have a significant impact on its financial statements.

Section 3031 – “Inventories”

This Section prescribes the accounting treatment for inventories and provides guidance on the determination of costs and its subsequent recognition as an expense, including any write-down to net realizable value. It also provides guidance on the cost formulas that are used to assign costs to inventories. The Company does not believe that Section 3031 will have a significant impact on its financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.           Accounting Changes (continued)

Section 3862 – “Financial Instruments – Disclosures”

The new disclosure standard requires companies to provide disclosure of quantitative and qualitative information in their financial statements that enable users to evaluate (a) the significance of financial instruments for the company’s financial position and performance; and (b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and management’s objectives, policies and procedures for managing such risks. Companies will be required to disclose the measurement basis or bases used, and the criteria used to determine classification for different types of instruments.

The Section requires specific disclosures to be made, including the criteria for:
(i)	designating financial assets and liabilities as held for trading;
(ii)	designating financial assets as available-for-sale; and
(iii)	determining when impairment is recorded against the related financial asset or when an allowance account is used.

The Company does not believe that Section 3862 will have a significant impact on its financial statements.

4.           Short-term Investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Certificates, are investments with maturities of three months or more when purchased.  As at December 31, 2007, short-term investments were valued at $21.5 million, earning income at rates ranging from 3.4% to 5.75% (December 31, 2006 - $15.5 million, earning income at rates ranging from 3.25% to 6.8%). The Company has designated its short-term investments as held for trading assets. Interest income and changes in market value on short-term investments are recorded in interest income in the Statement of Operations; accrued interest earned but not yet received is included in other receivables on the balance sheet. The market value of these assets is based upon quoted market values and the recorded amounts at December 31, 2007 approximate fair value for these investments.

5.           Marketable Securities

On December 21, 2006, the Company participated in a private placement and subscribed to 5,000,000 Units of Ste. Genevieve Resources Ltd. at a price of $0.05 per Unit for a total cost of $250,000.  Each Unit consists of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at a price exercisable at $0.06 on or before December 29, 2008.  The market value as at December 31, 2007, based upon quoted market values, was $100,000 (December 31, 2006 - $300,000). The loss in market value has been recorded in the Statement of Operations in accordance with the Company’s designation of the marketable securities as held for trading assets.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

6.	Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property:

	December 31, 2007	December 31, 2006
Acquisition costs:
- mining lands	$3,158	$3,158
- plant and mill	500	500
	3,658	3,658
Reclamation security deposits	425	395
Increase from asset retirement obligations	635	746
Exploration and development costs (see table below)	33,079	21,901
	$37,797	$26,700

Exploration and development costs incurred in 2007 and 2006 are detailed below:

	2007	2006
Exploration and development costs
Assaying and metallurgical studies	$307	$275
Camp operation and project development	2,804	1,964
Drilling and underground exploration	6,076	4,226
Insurance, lease rental	102	73
Permitting and environmental	694	579
Transportation and travel	847	754
	10,830	7,871
Amortization – asset retirement obligations	128	129
Amortization – mining plant and equipment	143	51
Asset retirement accretion	77	78
	348	258
Total exploration and development costs for the year	11,178	8,129
Exploration and development costs, beginning of year	21,901	13,772
Exploration and development costs, end of year	$33,079	$21,901

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

6.           Resource Interests (continued)

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property and plant and equipment located in the Northwest Territories, Canada.

In 1996, the Company concluded a Co-operation Agreement (the “Agreement”) with the Nahanni Butte Dene Band (“Nahanni”), part of the Dehcho First Nations.  In return for co-operation and assistance undertakings given by Nahanni towards the development of the Prairie Creek Project, the Company granted the following net profit interest and purchase option to Nahanni:

(i)
A 5% annual net profits, before taxation, interest in the Prairie Creek Project, payable following the generation of profits after taxation equivalent to the aggregate cost of bringing the Prairie Creek Project into production and establishing the access road; and

(ii)
An option to purchase either a 10% or a 15% interest in the Prairie Creek Project at any time prior to the expiry of three months following permitting for the Project, for the cash payment of either $6 million or $9 million, subject to price adjustment for exploration expenditure and inflation, respectively.

In October 2003 Nahanni informed the Company that Nahanni considers the Agreement terminated.  Such termination is not in accordance with the provisions of the Agreement.  The Company is currently re-negotiating the Agreement with Nahanni.

During 2003 the Company renewed two surface leases granted by the Federal Government relating to the operation and care and maintenance of the Prairie Creek Mine Property for a period of ten years terminating September 30, 2012.  The Company paid $100,000 upon execution of the lease and is obligated to pay $30,000 per year for five years to a maximum of $250,000 (the final amount of which was paid in the quarter ended March 31, 2007), as a security deposit for the performance of abandonment and reclamation obligations under the leases.

On September 10, 2003, the Company was granted a Type A Land Use Permit and a Type B Water License (reissued February 2006) by the Mackenzie Valley Land and Water Board for a period of five years commencing September 10, 2003 for underground development and exploration and for metallurgical testing.

On June 12, 2006, under the terms of the Land Use Permit (MV2001C0023 Part 3C, Section 38) and Water License (MV2001L2-0003, Part B, Section 2) the Company contributed $30,000 and $70,000, respectively, as security deposits for reclamation obligations.

On May 11, 2006 the Mackenzie Valley Land and Water Board issued a Land Use Permit for the Phase 3 Exploration Drilling Program.  The Land Use Permit (MV2004C0030) is valid for five years and allows surface exploration and diamond drilling at up to 60 sites.  Under the terms of the Permit (Part C, Section 56), a security deposit for $75,000 was made on June 12, 2006.

On April 10, 2007, the Mackenzie Valley Land and Water Board issued a Land Use Permit for use of the road which connects the Prairie Creek Mine with the Liard Highway. The Land Use Permit (MV2003F0028) is valid for five years to April 10, 2012.  Under the terms of the Permit (Condition #38; 26 (1)(I)) a security deposit in the amount of $100,000 is payable prior to the first use of the road.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

6.           Resource Interests (continued)

On June 7, 2007, the Company applied to the Mackenzie Valley Land and Water Board for a Class B water license (MV2007L8-0026) needed to rehabilitate a portion of the road in the proximity of the mine site and sought authorization from the Department of Fisheries and Oceans to carry out the work. On June 29, 2007, the Company applied to Indian and Northern Affairs Canada for a quarrying permit to obtain rock to be used in the road rehabilitation. The issuance of these permits was delayed as they were referred to consultation between the Crown and the Nahanni Band. The Company received the quarry permit on February 29, 2008 and the water license on March 20, 2008.

During the year ended December 31, 2007, the Company engaged in an active exploration program at the Prairie Creek Mine Property in order to gain further knowledge about the property and to facilitate the completion of a Technical Report to NI 43-101 standards.

7.	Plant and Equipment

	December 31, 2007
	Cost	Accumulated Amortization	Net Book Value
Mining equipment	$693	$349	$344
Pilot plant	108	82	26
Furniture, fixtures & equipment	107	81	26
Leasehold improvements	60	8	52
	$968	$520	$448

	December 31, 2006
	Cost	Accumulated Amortization	Net Book Value
Mining equipment	$619	$218	$401
Pilot plant	108	71	37
Furniture, fixtures & equipment	92	75	17
	$819	$364	$455

8.	Asset Retirement Obligation

Although the ultimate amount of the asset retirement obligation is uncertain, the fair value of these obligations is based on information currently available, including the Company’s obligations to undertake site reclamation and remediation in connection with its Prairie Creek Mine Site infrastructure and development and applicable regulations.

The total undiscounted amount of the estimated cash flows required to settle the Company’s reclamation and remediation obligations, as at December 31, 2007, is estimated to be $2.5 million
(2006 - $1.9 million).  While it is anticipated that some expenditures will be incurred during the life of the operation to which they relate (should mining activity commence), a significant component of this expenditure will only be incurred at the end of the mine life.

The fair value of the estimated cash flows has been estimated at $1.2 million as at December 31, 2007 (2006 - $1.4 million).  In determining the fair value of the asset retirement obligation, the Company has assumed a long-term inflation rate of 2.5%, a credit-adjusted risk-free discount rate of 6.5% and a weighted average useful life of production facilities and equipment of ten years.  Elements of uncertainty

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

8.           Asset Retirement Obligation (continued)

in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

A summary of the Company’s provision for asset retirement obligation and reclamation is presented below:

	2007	2006
Balance – beginning of year	$1,380	$1,302
Reclamation expenditures	(246)	-
Accretion	77	78
Change in estimates	17	-
Balance – end of year	$1,228	$1,380

During the year ended December 31, 2007, the Company incurred expenditures of $246,000 on reclamation activities at the Prairie Creek Mine site (2006 - $Nil).

9.	Share Capital

Authorized: Unlimited common shares with no par value (2006 – unlimited).

Issued and outstanding:

(a)	During the year ended December 31, 2007:

i.	450,000 stock options were exercised at $0.23 per common share for proceeds of $103,500.

ii.	100,000 stock options were exercised at $0.89 per common share for proceeds of $89,000.

iii.	308,750 broker warrants were exercised at $0.72 to $0.93 per common share for proceeds of $225,500.

iv.
On July 23, 2007 the Company completed a private placement of 11,765,000 Units at a price of $0.85 per Unit for total proceeds of $10,000,250.  Each Unit consists of one common share and one-half of one common share purchase warrant. Each whole Warrant entitles the holder to purchase one common share at a price of $1.20 per Warrant Share, until July 23, 2009.  A value of $1,365,667 was assigned to the warrants issued and added to contributed surplus. The fair value of the warrants was calculated at $0.23 each (see Note 10(b)). Share issue costs relating to the transaction amounted to $233,918.

v.
Flow-through share expenditures in the amount of $8 million were renounced to shareholders during the year ended December 31, 2006 (see Note 9(b)(ii) below for a description of the related shares issued in 2006). As described in Note 12, the income tax effect of the renouncement, in the amount of $2.5 million, was recorded in the 2007 fiscal period.

(b)	During the year ended December 31, 2006:

i.
In January 2006, the Company completed an underwritten private placement for total proceeds of $9.6 million, through the issuance of 13,333,333 units, priced at $0.72 per unit. Each unit consisted of one common share and one-half share purchase warrant (6,666,666 warrants)

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

9.	Share Capital (continued)

exercisable to purchase one common share at a price of $1.00 per share for a period of two years.  A value of $2,263,858 was assigned to the warrants issued and added to contributed surplus.  The fair value of the warrants was $0.34 each.  Share issue costs related to the transaction amounted to $768,141.

Commission related to the private placement was 7% in cash and underwriter’s warrants (1,333,333 warrants) exercisable for units in the amount of 10% of the number of units sold at $0.72 per unit for a period of two years.  A value of $773,333 was assigned to the warrants issued and added to contributed surplus.

On June 14, 2006, at the Company’s Annual Meeting, shareholders approved the issuance to Northern Securities Inc. of underwriters options on 1,333,333 units, exercisable for a period of two years from January 30, 2006 at $0.72 per unit, with each unit consisting of one common share and one half share purchase warrant (666,666 warrants) exercisable at $1.00 per share for a period of two years, pursuant to the underwritten financing of the Company completed in January 2006.  A value of $319,999 was assigned to the broker warrants issued and added to contributed surplus.

ii.
In November 2006, the Company completed an underwritten private placement for total proceeds of $13 million consisting of 5,555,555 units at $0.90 per unit and 6,956,522 shares at $1.15 per Flow-Through Share. Each unit consisted of one common share and one-half share purchase warrant (2,777,778 warrants). Each full warrant is exercisable to purchase one common share at a price of $1.15 per share until November 23, 2008. A value of $845,077 was assigned to the warrants issued and added to contributed surplus. Share issue costs related to the transaction amounted to $1,029,783.

A commission of 7% in cash was paid and broker warrants equal to 7% of the 5,555,555 units sold in the offering were issued (388,889 warrants). Each broker warrant is exercisable at $0.93 into one broker unit consisting of one common share and one-half warrant (194,444 warrants), with each whole warrant exercisable at $1.15 until November 23, 2008. Values of $166,549 and $73,362 were assigned to the broker warrants and half warrants respectively.

In addition, a commission of broker warrants of 7% of the Flow-Through Shares were issued (486,957 warrants). Each broker flow through warrant is exercisable into one common share at $1.15 until November 23, 2008. A value of $183,723 was assigned to the broker warrants issued.

iii.	1,307,590 broker warrants were exercised between $0.55 to $0.85 per common share for total proceeds of $821,101.

iv.	690,000 stock options were exercised at $0.60 per common share for proceeds of $414,000.

(c)	During the year ended December 31, 2005:

i.
In October 2005, the Company completed a private placement for total proceeds of $5 million consisting of 9,090,909 flow-through shares at $0.55 per share. Share issue costs related to the transaction amounted to $444,685. Broker warrants were issued to purchase 727,273 shares at $0.55 per share for a period of two years expiring October 27, 2007.

ii.
In December 2005, the Company completed a private placement for total proceeds of $675,000 consisting of 872,548 flow-through shares at $0.75 and $0.85 per share. Share issue costs related to the transaction amounted to $57,235.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

9.	Share Capital (continued)

On December 30, 2005, share purchase warrants were issued to purchase 46,666 shares at $0.75 per share for one year and 14,411 share purchase warrants were issued to purchase shares at $0.85 per share for one year.

iii.	388,813 warrants were exercised at $0.60 per common share for proceeds of $233,288

10.           Stock Options and Warrants

(a)           Stock Options

The Company has an incentive stock option plan in place under which it is authorized to grant stock options to directors, executive officers, employees and consultants. At December 31, 2007, the Company was allowed to grant up to 10% of the issued share capital of the Company as stock options. Stock options are exercisable once they have vested under the terms of the grant.  A summary of the Company’s options at December 31, 2007, 2006 and 2005 and the changes for the years then ended is presented below:

2007			2006		2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	4,780,000	$0.66	4,000,000	$0.56	450,000	$0.23
Granted	695,000	0.94	1,500,000	0.90	3,650,000	0.60
Exercised	(550,000)	0.35	(690,000)	0.60	-	-
Cancelled	(60,000)	0.89	(30,000)	0.89	(100,000)	0.60
Outstanding, end of year	4,865,000	$0.73	4,780,000	$0.66	4,000,000	$0.56

As at December 31, 2007, the Company has outstanding stock options to purchase an aggregate 4,865,000 common shares as follows:

Options Outstanding			Options Exercisable
Number	Weighted Average Exercise Price	Expiry Date	Number	Weighted Average Exercise Price
2,860,000	$0.60	January 14, 2010	2,860,000	$0.60
110,000	0.89	June 27, 2011	110,000	0.89
1,200,000	0.90	December 13, 2011	1,200,000	0.90
695,000	0.94	October 15, 2012	-	-
4,865,000	$0.73		4,170,000	$0.69

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

10.           Stock Options and Warrants (continued)

(a)           Stock Options (continued)

For the year ended December 31, 2007, using the fair value method for stock-based compensation, the Company recorded a charge of $267,000 (2006 – $1,023,000; 2005 – $1,314,000) for stock options granted to Directors, Officers, Employees and Contractors. This amount was determined using the Black-Scholes option pricing model, based on the following terms and assumptions:

	2007	2006	2005
Dividend Yield	0%	0%	0%
Risk free interest rate	4.07%	4.02%	3.5%
Expected life	5 years	5 years	5 years
Expected volatility	89%	101%	91%

(b)           Warrants

A summary of the Company’s warrants issued and outstanding as at December 31, 2007, 2006 and 2005 and the changes for the years then ended is presented below:

2007			2006		2005
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	11,995,493	$1.02	788,350	$0.57	7,284,065	$0.89
Granted	5,882,500	1.20	12,514,733	1.01	788,350	0.57
Exercised	(308,750)	0.73	(1,307,590)	0.63	(388,813)	0.60
Cancelled	-	-	-	-	(6,895,252)	0.91
Outstanding, end of year	17,569,243	$1.09	11,995,493	$1.02	788,350	$0.57

As at December 31, 2007, the Company has outstanding warrants to purchase an aggregate 17,569,243 common shares as follows

Balance of Warrants Outstanding at December 31, 2007	Exercise Price per Warrant	Expiry Date
6,666,666	$1.00	January 30, 2008
520,899	$0.72	January 30, 2008
666,666	$1.00	January 30, 2008
2,777,778	$1.15	November 23, 2008
194,444	$1.15	November 23, 2008
486,957	$1.15	November 23, 2008
373,333	$0.93	November 23, 2008
5,882,500	$1.20	July 23, 2009
17,569,243
10.           Stock Options and Warrants (continued)

(b)           Warrants (continued)

The fair value of the warrants issued during the years ended December 31, 2007, 2006 and 2005 was determined using the Black-Scholes option pricing model based upon the following terms and assumptions:

	2007	2006	2005
Dividend Yield	0%	0%	0%
Risk free interest rate	3.96%	3.26%	3.5%
Expected life	2 years	2 years	1 – 2 years
Expected volatility	67%	71%	68 – 91%

The fair value of the 2007 warrants was allocated by bifurcating the warrant value and the closing share price from the amount per unit in the private placement offering (see Note 9(a)(iv)).

(c)           Contributed Surplus

A summary of the contributed surplus account is presented below:

	Options	Warrants	Unexercised Options and Warrants	Total

Balance, December 31, 2004	$36	$-	$-	$36
Stock options issued	1,314	-	-	1,314
Warrants issued	-	129	-	129
Balance, December 31, 2005	$1,350	$129	$-	$1,479
Stock options issued	1,023	-	-	1,023
Stock options exercised	(255)	-	-	(255)
Stock options cancelled	(114)	-	114	-
Warrants issued	-	4,626	-	4,626
Warrants exercised	-	(394)	-	(394)
Balance, December 31, 2006	$2,004	$4,361	$114	$6,479
Stock options issued	267	-	-	267
Stock options exercised	(91)	-	-	(91)
Stock options cancelled	(38)	-	38	-
Warrants issued	-	1,366	-	1,366
Warrants exercised	-	(177)	-	(177)
Balance, December 31, 2007	$2,142	$5,550	$152	$7,844

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

11.           Related Party Transactions

The Company incurred the following expenses to directors and corporations controlled by directors of the Company:

	2007	2006	2005

Executive and director compensation	$485	$568	$343
Rent	13	12	13
	$498	$580	$356

All transactions with related parties were within the normal course of business. These transactions have been recorded at amounts agreed to by the transacting parties. At December 31, 2007, $114,100 relating to amounts owing to related parties was included in accounts payable and accrued liabilities (2006 - $21,000).

12.	Income Taxes

The Company’s income tax expense for each of the years 2007, 2006 and 2005 is $Nil.  A reconciliation of the statutory tax rate to the effective rate for the Company is as follows:

	2007	2006	2005
Statutory tax rate	34.12%	35.01%	34.87%
Recovery of income taxes computed at statutory rates	$314	$520	$686
Permanent differences	(93)	(401)	(519)
Expired losses	147	(739)	(68)
Other	(242)	637	(10)
Income tax rate changes	177	(155)	(2)
Change in valuation allowance	(303)	138	(87)
	$-	$-	$-

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

12.           Income Taxes (continued)

The approximate tax effect of each type of temporary difference that gives rise to the Company’s future income tax assets and liabilities are as follows:

	2007	2006	2005
Future income tax assets
Non-capital loss carry forwards	$2,136	$1,672	$1,537
Plant and equipment	183	287	287
Other	758	1,050	761
	3,077	3,009	2,585
Valuation allowance	(1,108)	(805)	(811)
Net future tax assets	1,969	2,204	1,774

Future income tax liability	(5,590)	(3,338)	(1,774)
Future income tax liability (net)	$(3,621)	$(1,134)	$-

At December 31, 2007, the Company has approximately $7.9 million (2006 - $5.4 million) of non-capital losses for tax purposes available at various dates until 2027, to be carried forward and applied against future income tax for tax purposes and approximately $16.7 million (2006 - $15.6 million) of unused cumulative Canadian exploration and development expenses for tax purposes available to be carried forward indefinitely and applied against future income for tax purposes.  The non-capital losses expire as follows:

Year
2008	$619
2009	597
2010	1,033
2014	926
2015	936
2026	1,046
2027	2,755
$7,912

Future income tax benefits which may arise as a result of these losses have been recognized in these financial statements to the extent necessary to reduce future income tax liabilities that have arisen on issuance of flow through shares.

During the year ended December 31, 2005, the Company renounced, to subscribers of 9,963,457 flow-through shares Canadian Exploration Expenditures (“CEE”) of $5.7 million.  The Company applied the accounting treatment recommended by EIC 146 requiring the transaction to be reported in the 2006 fiscal period.  The net effect of the recommendations of EIC 146 resulted in the recognition of the estimated tax benefits renounced by the Company to the investors in respect to flow-through shares.  As a result, a future income tax liability of $1.1 million and a corresponding reduction in shareholders’ equity was recorded in fiscal 2006.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

12.           Income Taxes (continued)

During the year ended December 31, 2006, the Company renounced, to subscribers of 6,956,522 flow-through shares CEE of $8 million.  The Company applied the accounting treatment in EIC 146 requiring the transaction to be reported in the 2007 fiscal period. As a result, a future income tax liability of $2.5 million and a corresponding reduction in shareholders’ equity was recorded in fiscal 2007.

Flow-through shares entitle a company that incurs certain resource expenditures in Canada to renounce such exploration expenditure to the subscribers allowing the expenditures to be deducted for income tax purposes by the investors who purchased the shares.  A future income tax liability arises from the renunciation of mineral exploration costs to investors of flow-through shares.

Funds raised through the issuance of flow-through shares are required to be expended on qualified Canadian mineral exploration expenditures, as defined pursuant to Canadian income tax legislation.  The flow-through gross proceeds less the qualified expenditures made to date represent the funds received from flow-through shares issuances which have not been spent and which are held by the Company.  As at December 31, 2007, all of the flow-through proceeds have been expended.

13.           Financial Instruments

(a)	Fair Values

The recorded amounts for other receivables and prepaid expenses, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.

(b)	Interest rate risk

The Company does not have any debt obligations which expose it to interest rate risk. The Company places its cash and cash equivalents and short-term investments with high credit quality financial institutions which have invested the funds in AAA debt instruments.  The Company is not exposed to significant interest rate, market or currency risks arising from these financial instruments.

(c)	Credit risk

The Company does not currently generate any revenues from sales to customers nor does it hold derivative type instruments that would require a counterparty to fulfil a contractual obligation. The Company has never held any asset-backed paper instruments. Accordingly, the Company has no credit risks identified at the current time.

(d)	Liquidity risk

Liquidity risk encompasses the risk that the Company cannot meet its financial obligations. As at December 31, 2007, the Company had positive working capital of $27.4 million. Accordingly, the Company is able to meet its current obligations and has minimal liquidity risk. However, it is likely that the Company will require additional funding in the future in order to complete the development of the Prairie Creek Mine site and bring the mine into production. Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms at that future date.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.           Reconciliation of Canadian and United States Generally Accepted Accounting Principles

For the purposes of U.S. GAAP the Company is considered to be an Exploration Stage Enterprise. These financial statements have been prepared in accordance with Canadian GAAP which differs in certain material respects from U.S. GAAP. The material differences between Canadian and U.S. GAAP, in respect of these financial statements, are summarized as follows:

Balance Sheets

	2007	2006 (Restated)

Total assets (Canadian GAAP)	$66,931	$56,762
Decrease in resource interest due to write-off of exploration and development costs (a)	(33,079)	(21,901)
Total assets (U.S. GAAP)	$33,852	$34,861

Total liabilities (Canadian GAAP)	$6,103	$2,978
Decrease in future income tax liability due to write-off of exploration and development costs (a)	(3,621)	(1,134)
Increase due to flow through share premium paid in excess of market value (c)	-	1,531
Total liabilities (U.S. GAAP)	$2,482	$3,375

Total Shareholders’ Equity (Canadian GAAP)	$60,828	$53,784
Increase due to future income tax liability reduction due to write-off of exploration and development costs (a)	3,621	1,134
Decrease re write-off of exploration and development costs (a)	(33,079)	(21,901)
Decrease re flow through share premium paid in excess of market value (c)	-	(1,531)
Total Shareholders’ Equity (U.S. GAAP)	$31,370	$31,486

Statements of Operations

	2007	2006	2005

Net loss and comprehensive loss (Canadian GAAP)	$(920)	$(1,486)	$(1,967)
Flow through share premium reversal (c)	1,531	-	-
Exploration and Development costs written-off (a)	(11,178)	(8,129)	(1,666)
Net loss and comprehensive loss (U.S. GAAP)	$(10,567)	$(9,615)	$(3,633)

Loss per share - basic and diluted (U.S. GAAP)	$(0.09)	$(0.10)	$(0.05)

Weighted average number of common shares outstanding - basic and diluted (U.S. GAAP)	113,429,078	94,734,979	71,378,444

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

Statements of Cash Flows

	2007	2006	2005

Operating activities (Canadian GAAP)	$(569)	$(262)	$(776)
Deferred exploration and development costs (a)	(10,830)	(7,871)	(1,426)
Lease and property abandonment deposit (a)	(30)	(205)	(30)
Operating activities (U.S. GAAP)	$(11,429)	$(8,338)	$(2,232)

Investing activities (Canadian GAAP)	$(16,304)	$(24,231)	$(1,474)
Deferred exploration costs (a)	10,830	7,871	1,426
Lease and property abandonment deposit (a)	30	205	30
Investing activities (U.S. GAAP)	$(5,444)	$(16,155)	$(18)

Restatement

The Company concluded that the reconciliation to U.S. GAAP in the financial statements at December 31, 2006, should be restated to record a reversal of a future income tax liability required under Canadian GAAP but not under U.S. GAAP.  This adjustment is reflected in the 2006 Canadian to U.S. GAAP reconciled balance sheet above.  The decision to restate the 2006 balance sheet for U.S. GAAP purposes was based upon the results of the procedures performed as part of the December 31, 2007 year end financial reporting process which identified that the Company has no future income tax liabilities under U.S. GAAP (compared to Canadian GAAP) due to the effect of writing-down resource interest expenditures for U.S. GAAP purposes.  The Company concluded that the amendment was material to the 2006 U.S. GAAP reconciliation note and has, accordingly, restated the reconciliation.

As a result of the restatement, total liabilities in 2006 for U.S. GAAP purposes decreased by $1.134 million with an equivalent increase in shareholders’ equity. This restatement had no impact on the statement of operations or the statement of cash flows under U.S. GAAP for 2006.

(a)	Resource Interests

For the purposes of U.S. GAAP, the Company is considered to be an Exploration Stage Enterprise.  U.S. GAAP requires that exploration costs relating to resource interests be expensed until there is substantial evidence of economically recoverable resources, whereas Canadian GAAP allows resource interest costs to be deferred during the exploration process. Accordingly, exploration costs are expensed for U.S. GAAP purposes as the Company is at present exploring its properties for economically recoverable ore reserves.

(b)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years.  Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes.  This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years presented.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(c)           Flow-through Shares

Under Canadian GAAP, no liabilities are recorded on flow-through shares until expenditures have been renounced.  Under U.S. GAAP, a liability on flow-through shares is required at the time such shares are issued for the excess of the shares over quoted market value.  In 2006, $1.5 million was recognized as a difference between U.S. GAAP and Canadian GAAP for the 6,956,522 flow-through shares issued in November, 2006 at $1.15 per share (compared to a quoted market value of $0.93).  The tax benefits related to these shares were renounced by the filing of Canada Revenue Agency Form T101A, “Claim for Renouncing Exploration Expenditures (CEEs) and Canadian Development Expenditures (CDEs)” in 2007 and accordingly, there was an inclusion to income (for U.S. GAAP) of the previously recorded $1.5 million liability.  Under U.S. GAAP, unexpended flow-through funds as at the balance sheet date are separately classified as restricted cash.  At December 31, 2007, there were $Nil in unexpended flow-through funds (2006 - $6.8 million).

(d)           Newly Adopted Accounting Pronouncements

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

There was no impact to opening retained earnings under U.S. GAAP upon the adoption of FIN 48. The Company has no unrecognized tax benefits and does not expect any significant changes to this position within 12 months of this reporting date.

The Company is subject to Canadian federal income tax as well as income tax of several provincial jurisdictions. The tax years 2000 and beyond remain subject to examination by the Canada Revenue Agency.

(e)           New Accounting Pronouncements

The FASB has issued Statement of Financial Accounting Standards ("SFAS") 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for consistently measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS 157 is effective as of the first fiscal year that begins after November 15, 2007 (i.e. for the Company’s fiscal year beginning January 1, 2008).  The adoption of SFAS 157 is not expected to have an effect on the Company's financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(e)           New Accounting Pronouncements (continued)

Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007 (i.e. for the Company’s fiscal year beginning January 1, 2008). The Company is currently analyzing the effects of SFAS 159 but does not expect its implementation will have a significant impact on the Company's financial condition or results of operations.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110 which amends SAB 107 to allow for the continued use, under certain circumstances, of the “simplified” method in developing an estimate of the expected term of so-called “plain vanilla” stock options accounted for under FAS 123R, “Share-Based Payment.” When SAB 107 was published, the staff believed that more information about employee exercise behavior (e.g., employee exercise patterns by industry or other categories of companies) would become available. Therefore, the staff stated in SAB 107 that it would not expect the simplified method to be used for stock option grants after December 31, 2007. The staff now understands that such information will not be widely available by December 31, 2007. Accordingly, the SEC staff will accept, under certain circumstances, the use of the simplified method beyond December 31, 2007 for "plain vanilla" options (as described in SAB 110). The Company does not believe that SAB 110 will have a significant impact on its financial statements.

15.           Commitments

The Company has entered into operating lease agreements for office space and equipment. These agreements require the Company to make the following lease payments:

	Office Leases	Office equipment	Total
Year ending December 31, 2008	$115	$7	$122
Year ending December 31, 2009	122	7	129
Year ending December 31, 2010	133	-	133
Year ending December 31, 2011	133	-	133
Year ending December 31, 2012	78	-	78
	$581	$14	$595

In addition, as at December 31, 2007, the Company had a commitment in the amount of $100,000 to a contractor at the Prairie Creek Mine Site with regard to the cost of demobilizing equipment used in the 2007 drill program.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2007
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

16.           Subsequent events

Subsequent to December 31, 2007:

(a)	471,101 warrants were exercised at a price of $0.72 per common share for proceeds of $339,192.

(b)	49,798 warrants exercisable at $0.72 per common share and 7,333,332 warrants exercisable at $1.00 per common share expired.

(c)	50,000 stock options at an exercise price of $0.94 per common share were cancelled.

(d)	Mining equipment to a value of $350,000 was purchased.